As filed with the Securities and Exchange Commission on January 11, 2011

Registration No. 333-169326

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

Form S-11

REGISTRATION STATEMENT

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

American Assets Trust, Inc.

(Exact Name of Registrant as Specified in Its Governing Instruments)

11455 El Camino Real, Suite 200, San Diego, California 92130

(858) 350-2600

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John W. Chamberlain

Chief Executive Officer and President

American Assets Trust, Inc.

11455 El Camino Real, Suite 200, San Diego, California 92130

(858) 350-2600

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Scott N. Wolfe, Esq. Julian T.H. Kleindorfer, Esq. Michael E. Sullivan, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, California 92130 (858) 523-5400	David W. Bonser, Esq. Samantha S. Gallagher, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, D.C. 20004 (202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

American Assets Trust, Inc. has prepared this Amendment No. 6 to the Registration Statement on Form S-11 (File No. 333-19326) solely for the purpose of filing Exhibits 5.1, 8.1, 10.57, 23.1 and 23.2 and updated versions of Exhibits 3.1, 10.5, 10.44 and 10.45. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect in the Exhibit Table the filing of the aforementioned exhibits).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC Registration Fee	$40,998
NYSE Listing Fee	152,400
FINRA Filing Fee	58,000
Printing and Engraving Expenses	375,000
Legal Fees and Expenses (other than Blue Sky)	4,220,000
Accounting and Fees and Expenses	1,050,000
Transfer Agent and Registrar Fees	7,500
Other Expenses	3,615,102

Total	9,519,000

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

On July 16, 2010 we issued 1,000 shares of our common stock to the Ernest Rady Trust U/D/T March 10, 1983 in connection with the initial capitalization of our company for an aggregate purchase price of $1,000. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act.

In connection with the formation transactions, an aggregate of 7,029,689 shares of common stock and 18,145,453 common units with an aggregate value of $503.5 million, based on the mid-point of the range of prices on the cover of the prospectus, will be issued to certain persons owning interests in the entities that own the properties comprising our portfolio as consideration in the formation transactions. All such persons had a substantive, pre-existing relationship with us and made elections to receive such securities in the formation transactions prior to the filing of this registration statement with the SEC. Prior to the filing of this registration statement, each such person consented to the contribution or merger of the entity or entities in which he or she holds an investment either to or with and into us or our operating partnership or with and into a wholly owned subsidiary of our operating partnership (or, in the case of reverse mergers, certain subsidiaries of our operating partnership will merge with and into such entities). All of such persons are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares and units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D of the Securities Act.

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate ourselves and our bylaws obligate us, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company. Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We intend to enter into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of American Assets Trust, L.P., the partnership of which we serve as sole general partner.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits.

(A) Financial Statements. See Index to Consolidated Financial Statements and the related notes thereto.

(B) Exhibits. The attached Exhibit Index is incorporated herein by reference.

Item 37. Undertakings.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 11th day of January, 2011.

AMERICAN ASSETS TRUST, INC.

By:	/s/ JOHN W. CHAMBERLAIN
John W. Chamberlain
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ERNEST S. RADY Ernest S. Rady	Executive Chairman of the Board of Directors (Principal Executive Officer)	January 11, 2011

/s/ JOHN W. CHAMBERLAIN John W. Chamberlain	Chief Executive Officer and President	January 11, 2011

/s/ ROBERT F. BARTON Robert F. Barton	Chief Financial Officer (Principal Financial and Accounting Officer)	January 11, 2011

EXHIBIT INDEX

Exhibit

1.1(6)	Form of Underwriting Agreement

3.1(7)	Articles of Amendment and Restatement of American Assets Trust, Inc.

3.2(6)	Amended and Restated Bylaws of American Assets Trust, Inc.

4.1(6)	Form of Certificate of Common Stock of American Assets Trust, Inc.

5.1	Opinion of Venable LLP

8.1	Opinion of Latham & Watkins LLP with respect to tax matters

10.1(5)	Form of Amended and Restated Agreement of Limited Partnership of American Assets Trust, L.P.

10.2(1)	Form of Registration Rights Agreement among American Assets Trust, Inc. and the persons named therein

10.3(6)	American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Equity Incentive Award Plan

10.4(4)	Form of American Assets Trust, Inc. Restricted Stock Award Agreement (Time Vesting)

10.5(7)	Form of Indemnification Agreement between American Assets Trust, Inc. and its directors and officers

10.6(5)	Representation, Warranty and Indemnity Agreement by and among American Assets Trust, Inc., American Assets Trust, L.P. and Ernest Rady Trust U/D/T March 10, 1983, dated as of September 13, 2010

10.7(1)	Indemnity Escrow Agreement by and among American Assets Trust, Inc., American Assets Trust, L.P. and the Ernest Rady Trust U/D/T March 10, 1983, dated as of September 13, 2010

10.8(1)	Form of Tax Protection Agreement by and among American Assets Trust, Inc., American Assets Trust, L.P., and each partner set forth in Schedule I, Schedule II and Schedule III thereto

10.9(2)	Agreement and Plan of Merger by and among American Assets Trust, L.P. and the entities set forth on Schedule I thereto, dated as of September 13, 2010

10.10(2)	Agreement and Plan of Merger by and among American Assets Trust, Inc. and the entities set forth on Schedule I thereto, dated as of September 13, 2010

10.11(2)	Form of Agreement and Plan of Merger by and among American Assets Trust, L.P. and the OP sub forward merger entities named therein

10.12(2)	Form of Agreement and Plan of Merger by and among American Assets Trust, L.P. and the OP sub reverse merger entities named therein

10.13(2)	Form of Agreement and Plan of Merger by and among American Assets Trust, Inc. and the REIT sub forward merger entities named therein

10.14(2)	OP Contribution Agreement by and among American Assets Trust, L.P., American Assets Trust, Inc., and the contributors set forth on Schedule I thereto, dated as of September 13, 2010

10.15(2)	Form of OP Sub Contribution Agreement by and among American Assets Trust, L.P., the subsidiary entity named therein, American Assets Trust, Inc. and the contributors set forth on Schedule I thereto

10.16(2)	Management Business Contribution Agreement by and between American Assets, Inc. and American Assets Trust Management, LLC, dated as of September 13, 2010

Exhibit

10.17(1)	Deed of Trust and Security Agreement by Alamo Stonecrest Holdings, LLC and Alamo Vista Holdings, LLC, as trustor, in favor of Heritage Title Company of Austin, Inc., as trustee, for the benefit of Morgan Stanley Mortgage Capital Inc., as beneficiary, dated as of December 31, 2003

10.18(1)	Form of Promissory Note by the borrower named therein to Morgan Stanley Mortgage Capital Inc.

10.19(2)	Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing by Waikele Reserve West Holdings, LLC and Waikele Venture Holdings, LLC, as mortgagor, to Bear Stearns Commercial Mortgage, Inc., as mortgagee, dated as of October 28, 2004

10.20(1)	First Amendment to Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing by and among Waikele Reserve West Holdings, LLC, Waikele Venture Holdings, LLC and Bear Stearns Commercial Mortgage, Inc., dated as of January 5, 2005

10.21(1)	Note Severance and Loan Document Modification Agreement by and between Bear Stearns Commercial Mortgage, Inc., Waikele Reserve West Holdings, LLC and Waikele Venture Holdings, LLC, dated as of November 3, 2004

10.22(1)	Form of Substitute Note by the borrower named therein to Bear Stearns Commercial Mortgage, Inc.

10.23(1)	Deed of Trust and Security Agreement by Landmark Venture Holdings, LLC and Landmark Firehill Holdings, LLC, as trustor, in favor of Chicago Title Company, as trustee, for the benefit of Morgan Stanley Mortgage Capital Inc., as beneficiary, dated as of June 13, 2005

10.24(1)	Form of Promissory Note by the borrower named therein to Morgan Stanley Mortgage Capital Inc.

10.25(1)	Deed of Trust and Security Agreement by Del Monte—POH, LLC, Del Monte—DMSJH, LLC, Del Monte—KMBC, LLC and Del Monte—DMCH, LLC, as trustor, in favor of First American Title Insurance Company, as trustee, for the benefit of Column Financial, Inc., as beneficiary, dated as of June 30, 2005

10.26(1)	Form of Promissory Note by the borrower named therein to Column Financial, Inc.

10.27	Reserved

10.28	Reserved

10.29	Reserved

10.30	Reserved

10.31	Reserved

10.32(1)	Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing by ABW Holdings LLC, as mortgagor, to Column Financial, Inc., as mortgagee, dated as of February 15, 2007

10.33(1)	First Amendment to Mortgage and Other Loan Documents by and among ABW Holdings LLC, American Assets, Inc. Outrigger Enterprises, Inc. and Column Financial, Inc., dated as of October 31, 2007

10.34(1)	Promissory Note by ABW Holdings LLC, as maker, to Column Financial, Inc., dated as of February 15, 2007

10.35(1)	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing by Loma Palisades, a California general partnership, as trustor, to First American Title Insurance Company, as trustee, for the benefit of Wells Fargo Bank, National Association, as beneficiary, dated as of June 30, 2008

10.36(1)	Multifamily Note by Loma Palisades, a California general partnership, to Wells Fargo Bank, National Association, dated as of June 30, 2008

Exhibit

10.37	Reserved

10.38(3)	Form of Transition Services Agreement between American Assets, Inc. and American Assets Trust, L.P.

10.39	Reserved

10.40(2)	Management Agreement for Waikiki Beach Walk®—Retail between ABW Holdings LLC and Retail Resort Properties LLC, dated as of November 1, 2007

10.41(2)	Outrigger Hotels Hawaii—Hotel Management Agreement—Embassy Suites™—Waikiki Beach Walk™ Hotel by and among EBW Hotel LLC, Waikele Venture Holdings, LLC, Broadway 225 Sorrento Holdings, LLC, Broadway 225 Stonecrest Holdings, LLC and Outrigger Hotels Hawaii, dated as of January 10, 2006

10.42	Reserved

10.43(6)	Form of Employment Agreement among American Assets Trust, Inc., American Assets Trust, L.P. and each of John W. Chamberlain, Robert F. Barton, Adam Wyll and Patrick Kinney

10.44(7)	Form of Employment Agreement among American Assets Trust, Inc., American Assets Trust, L.P. and Ernest S. Rady

10.45(7)	Independent Director Compensation Policy

10.46(4)	Form of American Assets Trust, Inc. Restricted Stock Award Agreement (Performance Vesting)

10.47(5)	Amendment to Agreement and Plan of Merger by and among American Assets Trust, L.P. and the entities set forth on Schedule I thereto, dated as of December 16, 2010

10.48(5)	Amendment to Agreement and Plan of Merger by and among American Assets Trust, Inc. and the entities set forth on Schedule I thereto, dated as of December 16, 2010

10.49(5)	Form of Amendment to Agreement and Plan of Merger by and among American Assets Trust, L.P. and the OP sub forward merger entities named therein

10.50(5)	Form of Amendment to Agreement and Plan of Merger by and among American Assets Trust, L.P. and the OP sub reverse merger entities named therein

10.51(5)	Form of Amendment to Agreement and Plan of Merger by and among American Assets Trust, Inc. and the REIT sub forward merger entities named therein

10.52(5)	Amendment to OP Contribution Agreement by and among American Assets Trust, L.P., American Assets Trust, Inc. and the contributors set forth on Schedule I thereto, dated as of December 16, 2010

10.53(5)	Form of Amendment to OP Sub Contribution Agreement by and among American Assets Trust, L.P., the subsidiary named therein, American Assets Trust, Inc. and the contributors set forth on Schedule I thereto

10.54(5)	Reimbursement Agreement by and among American Assets, Inc., American Assets Trust, Inc. and American Assets Trust, L.P., dated as of December 16, 2010

10.55(6)	Assignment Agreement, dated as of December 29, 2010, by and among American Assets Trust, L.P., American Assets Trust, Inc. and the Ernest Rady Trust U/D/T March 10, 1983 (regarding assignment of interest in Carmel Mountain Pad, LLC)

10.56(6)	Form of Franchise License Agreement—Embassy Suites—Waikiki Beach Walk—Honolulu, Hawaii between Embassy Suites Franchise LLC and WBW Hotel Lessee, LLC

Exhibit

10.57	Form of Credit Agreement among American Assets Trust, L.P., as the Borrower, American Assets Trust, Inc., as a Guarantor, Bank Of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners and Wells Fargo Bank, N.A., as Syndication Agent

21.1(5)	List of Subsidiaries of the Registrant

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1)

23.3(6)	Consent of Ernst & Young LLP

23.4(6)	Consent of Accuity LLP

23.5(5)	Consent of Rosen Consulting Group

24.1(1)	Power of Attorney (included on the Signature Page)

99.1(5)	Rosen Consulting Group Market Study

99.2(3)	Consent of Larry E. Finger

99.3(3)	Consent of Edward F. Lange, Jr.

99.4(3)	Consent of Duane A. Nelles

99.5(3)	Consent of Thomas S. Olinger

99.6(3)	Consent of Robert S. Sullivan

*	To be filed by amendment.
(1)	Previously filed with the Registration Statement on Form S-11 filed by the Registrant on September 13, 2010.
(2)	Previously filed with Amendment No. 1 to the Registration Statement on Form S-11/A filed by the Registrant on October 20, 2010.
(3)	Previously filed with Amendment No. 2 to the Registration Statement on Form S-11/A filed by the Registrant on November 12, 2010.
(4)	Previously filed with Amendment No. 3 to the Registration Statement on Form S-11/A filed by the Registrant on December 6, 2010.
(5)	Previously filed with Amendment No. 4 to the Registration Statement on Form S-11/A filed by the Registrant on December 17, 2010.
(6)	Previously filed with Amendment No. 5 to the Registration Statement on Form S-11/A filed by the Registrant on January 3, 2011.
(7)	Previously filed, but amended version filed herewith.